AUTHORIZATION TO PROCEED

     This Authorization to Proceed is entered into as of the date set forth below by and between Baywood International, Inc. ("Baywood") and Abacus Capital, L.L.C. ("Abacus") with respect to the following.

     A. Baywood and Abacus have had preliminary discussions with respect to a transaction (the "Transaction"), whereby Baywood, Abacus and additional parties, as yet unidentified, would form an acquisition company (the "Company") to acquire a target company.

     B. Baywood desires that these discussions proceed with the intent to finalize formation of the Company and the basic terms of the Transaction with Abacus, and Abacus is willing to proceed on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth below, and intending to be legally bound, the parties hereby agree as follows:

     1. DEPOSIT. In consideration of Abacus' agreement to continue negotiations with respect to the Transaction and to have documentation drawn by counsel to effectuate the Transaction, Baywood hereby agrees to deposit with Monahan & Biagi, P.L.L.C., Ten Thousand Dollars ($10,000) (the "Deposit") to be held pursuant to the terms of the Safekeeping Agreement attached as Exhibit A hereto.

     2. DOCUMENTATION. Abacus agrees to have drafted the documentation to further negotiate and finalize the Transaction, and to deliver initial drafts of such documentation to Baywood within five (5) business days after receipt of the Deposit.

     3. FINALIZATION OF TRANSACTION; TERMINATION OF AGREEMENT. Upon delivery of the above-referenced documentation, Baywood and Abacus shall negotiate in good faith toward finalization of the Transaction. If, within thirty days thereafter, for any reason the parties or either of them are unable to reach final agreement with respect to the Transaction, then, unless the parties agree otherwise, this Agreement shall terminate.

     (a) Upon termination of this Agreement, Baywood shall be refunded one-half of the Deposit, without interest, or $5,000, and Abacus shall receive the remaining one-half.

     (b) If the Transaction is finalized, the full amount of the Deposit shall be applied to the purchase by Baywood of stock in the Company.
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     (c) If the  Transaction  is  finalized  and  Baywood  fails  to  close  the acquisition of stock in the Company, this Agreement shall terminate and the entire Deposit shall be payable to Abacus.

     4. ACKNOWLEDGMENTS OF REPRESENTATION. The parties acknowledge and accept that Monahan & Biagi, P.L.L.C. ("M&B") is counsel for Abacus. In the event of any dispute hereunder, Baywood agrees that M&B shall not be disqualified from continuing to represent Abacus as a result of its involvement with this transaction.

     5. DISBURSEMENTS FROM SAFEKEEPING. During the term of this Agreement, Abacus shall be permitted to direct disbursements from the Deposit (and out of Safekeeping), to a maximum aggregate of $5,000, to M&B for services rendered in connection with the Transaction and drafting of the documentation in connection therewith.

     IN WITNESS WHEREOF the parties hereby execute this Authorization to Proceed this 27th day of July, 1998.

ABACUS CAPITAL, L.L.C.                  BAYWOOD INTERNATIONAL, INC.




/s/ Jerry L. Smith                      /s/ Neil Reithinger
--------------------------              ---------------------------------
Jerry L. Smith, Manager                 Neil Reithinger, President/CEO